Exhibit 99.1

NEWS FROM:

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN’S 2007 ANNUAL MEETING OF STOCKHOLDERS

NEW YORK, NEW YORK (May 15, 2007) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) will hold its 2007 Annual Meeting of Stockholders today.  Frederick M. Danziger, Griffin’s President and Chief Executive Officer, will update stockholders at the Annual Meeting on Griffin’s current activities.  Mr. Danziger will report that Griffin’s Connecticut and Massachusetts based real estate division, Griffin Land, has completed several land sales thus far this year, including the sale of undeveloped land in South Windsor, Connecticut to a food retailer and the sale of undeveloped land in Griffin Center to The Hartford Insurance Company for its building of a major office building.  Overall, land sales activity thus far this year has been substantially as planned.  Mr. Danziger will state that he anticipates that Griffin Land will probably complete the sale of the second phase of a residential development in Suffield, Connecticut in late spring or early summer this year, and that required road improvements related to last year’s sale to Walgreen of undeveloped land in the New England Tradeport are expected to be completed this year, which will enable Griffin Land to record the profit on the Walgreen transaction that was previously deferred.  Mr. Danziger will report that one land sale transaction that will not go forward at this time is the sale of undeveloped land to Connecticut’s Department of Environmental Protection because the land contains higher than anticipated concentrations of pesticides that were probably applied during the 1960s and 1970s.  The land will be leased for farming for a period.  Mr. Danziger will also report that Griffin’s land sales this year are expected to generate cash of more than $11 million, in the aggregate, before taxes, assuming that the Suffield residential land sale is closed.

Mr. Danziger will also note that, thus far this year, leasing at both industrial and office properties has been slow, although leasing has always come at irregular speeds and, therefore, activity over the balance of the year cannot be predicted.

Mr. Danziger’s report on Griffin’s landscape nursery business, Imperial Nurseries, Inc. (“Imperial”), will be that despite adverse April weather in practically all of Imperial’s markets, Imperial is still reasonably close to its sales plan.  Sales activity over the next several weeks will be key in determining Imperial’s results for the full year.

Mr. Danziger will also report that, thus far this year, Griffin has sold approximately 800,000 shares of its stock in Centaur Media, plc.  At the current market price, Griffin’s remaining shares in Centaur Media have an approximate value of $15 million.

Mr. Danziger will also report on lawsuits brought against Griffin relating to laborers employed by a farm labor contractor engaged by Imperial.  Griffin is actively defending those actions and believes that it acted properly and responsibly in its dealings with employees of the farm labor contractor.

Finally, Mr. Danziger will comment on Griffin’s stock repurchase program announced earlier this year.  Mr. Danziger will state that stockholders may be aware that a large stockholder of Griffin recently wrote to Griffin stating that he believed our stock repurchase program to be too small and too slow.  Mr. Danziger will explain that when the program was adopted, it was set up to purchase blocks of stock in private transactions because Griffin was concerned, and remains concerned, that Griffin purchasing stock in the market would be disruptive to a stock as thinly traded as Griffin’s.  Mr. Danziger will report that, to date, Griffin has repurchased one block of 42,000 shares.  Mr. Danziger will state that Griffin will consider expanding the stock repurchase plan in the future, but that Griffin has no intention of purchasing an amount which would result in Nasdaq delisting or reducing record holders to below 300.

Griffin operates its real estate and landscape nursery businesses, and also has investments in Centaur Media, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holdings Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.